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                                                                    EXHIBIT 11.0



                                SHIVA CORPORATION
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                                       COMPUTATION OF NET INCOME PER SHARE(1)
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                                           Three months ended                 Six months ended
                                       ---------------------------      ----------------------------
                                         June 29,        July 1,          June 29,         July 1,
                                           1996          1995(2)            1996           1995(2)
                                       -----------     -----------      -----------      -----------

Weighted Average Common and
  Common Equivalent Shares:

Weighted Average Common Shares
  Outstanding During the Period         28,541,041      24,025,223       28,185,953       23,965,064

Weighted Average Common
  Equivalent Shares                      3,525,482       3,004,852        3,109,845        3,080,315
                                       -----------     -----------      -----------      -----------
                                        32,066,523      27,030,075       31,295,798       27,045,379
                                       ===========     ===========      ===========      ===========

Net Income                             $ 4,975,000     $   973,000      $ 9,314,000      $ 2,355,000

Primary Net Income Per Share           $      0.16     $      0.04      $      0.30      $      0.09




(1)  Fully diluted net income per share has not been separately presented, as the amounts would not be materially different from primary net income per share.

(2)  Retroactively adjusted to reflect the one-for-one stock dividend on all shares of the Company's common stock declared by the Company's Board of Directors on April 2, 1996. The stock dividend was paid on April 22, 1996, to all stockholders of record on April 12, 1996.

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